UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2021

SILGAN HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4 Landmark Square
Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

(203) 975-7110

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SLGN	Nasdaq Global Select Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1—Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2021, Silgan Holdings Inc. (“we,” “us” or “our”) and certain of our wholly owned subsidiaries entered into a Third Amendment to Amended and Restated Credit Agreement with the Lenders (as defined therein) and Wells Fargo Bank, National Association, as Administrative Agent (the “Third Amendment”). The Third Amendment amends our existing amended and restated credit agreement, dated as of March 24, 2017, as amended by the First Amendment thereto (the “First Amendment”) dated as of May 30, 2018 and the Second Amendment thereto (the “Second Amendment”) dated as of February 1, 2021 (as so amended by the First Amendment, the Second Amendment and the Third Amendment, the “Credit Facility”).

The Third Amendment provided us with $1.0 billion of new term loans which were used to refinance $400.0 million of outstanding term loans used to fund our acquisition of the dispensing operations of the Albéa Group in 2020 and $600.0 million of outstanding revolving loans used to fund our three recent acquisitions completed in 2021. Under the Third Amendment, the multicurrency revolving loan facility, which can be used for working capital and other general corporate purposes, including acquisitions, stock repurchases and repayments of other debt, was increased to $1.5 billion from $1.2 billion.

Pursuant to the Third Amendment, the maturity dates for revolving loans and term loans under the Credit Facility were extended by more than three years. The maturity date for revolving loans and the date until which revolving loans generally may be borrowed, repaid or reborrowed from time to time was extended by the Third Amendment to November 9, 2026 from May 30, 2023. The Third Amendment also extended the maturity date of the term loans to November 9, 2027 from May 30, 2024 and provides that the term loans are payable in installments as follows (expressed as a percentage of the original principal amount of the term loans outstanding on the date that they were borrowed), with the remaining outstanding principal amounts to be repaid on the maturity date of the term loans:

Date	Percentage
September 30, 2023	5.0%
December 31, 2024	10.0%
December 31, 2025	10.0%
December 31, 2026	10.0%

In addition, pursuant to the Third Amendment, the definition of applicable margin was amended to provide separate margin schedules for term loans, on the one hand, and revolving loans and swingline loans, on the other hand. The applicable margins for term loans and for revolving loans and swingline loans are reset quarterly using the applicable margin schedule based on our Total Net Leverage Ratio (as defined in the Credit Facility). Pursuant to the Third Amendment, the range for the applicable margin for term loans is 0.25% to 0.75% for Base Rate Loans and 1.25% to 1.75% for Eurocurrency Rate Loans and Transitioned RFR Loans (each as defined in the Credit Facility), and the range for the applicable margin for revolving loans and swingline loans is 0.00% to 0.50% for U.S. dollar-denominated Base Rate Loans and Canadian dollar-denominated Canadian Prime Rate Loans, 1.00% to 1.50% for Eurocurrency Rate Loans, Transitioned RFR Loans or CDOR Rate Loans (each as defined in the Credit Facility) and 1.0326% to 1.5326% for revolving loans maintained as Initial RFR Loans (as defined in the Credit Facility).

The Third Amendment also terminated the separate Cdn $15.0 million revolving loan facility under the Credit Facility and released Silgan Plastics Canada Inc. as a borrower under and party to the Credit Facility, released all Canadian guarantors from the Credit Facility and terminated the Canadian Pledge Agreement and Canadian Borrowers/Subsidiaries Guarantee (as defined in the Credit Facility).

Additionally, the Third Amendment includes other changes to the Credit Facility, including certain changes which provide us with additional flexibility to pursue our strategic initiatives.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Section 8—Other Events

Item 8.01	Other Events.

On November 9, 2021, we issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the completion of the Third Amendment.

Section 9—Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Third Amendment to Amended and Restated Credit Agreement, dated as of November 9, 2021, among Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, the other Guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.*

99.1	Press Release dated November 9, 2021 announcing completion of an amendment to our senior secured credit facility.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

*	Certain schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III
Senior Vice President, General Counsel and Secretary

Date: November 12, 2021

4